For Immediate Release                                  Contact: Bernard Ciongoli
                                                                   973-427-5333


            Tech Laboratories, Inc. Announces Debt Restructuring Plan
                                     - - - -
          Company Reaches Agreement With Lender - No Longer In Default

         North Haledon, NJ, October 27, 2003 -- Tech Laboratories, Inc. (OTCBB:TCHL) today said it has reached an agreement with its senior lender to restructure its debt. As a result of this agreement, the Company is no longer in default under the terms of its convertible notes with its lenders and will not face impending foreclosure.


         The Company manufactures, markets and sells patented technology for positive access security to prevent unauthorized hacker attacks. Its primary product, DynaTraX(TM), is a high-speed digital matrix cross-connect switch that has the ability to create a critical and meaningful solution to stop hackers from intruding into networks thereby thwarting cyber-terrorists. The Company was recently among a select group of independent software vendors (ISVs) selected to participate in IBM's Innovation Forum for e-business on demand.


         "This agreement with LH Capital provides us with the breathing room to re-launch our proprietary products," said Bernard Ciongoli, president of Tech Laboratories, Inc. "Cyber terrorism posses a real threat to businesses and governmental agencies and we believe our technology, specifically DynaTraX(TM) provides a viable, affordable solution. Clearly, the market potential for the product is vast."


 About Tech Laboratories, Inc.

Tech Laboratories, Inc. manufactures, markets and sells a product creating a new paradigm on automating and securing high-tech networks at the physical layer. The Company's primary product, DynaTraX(TM), a patented (US6414953B1) high-speed digital matrix cross-connect switch with a revolutionary new technology, can significantly reduce network downtime and achieve substantial cost savings in data and telecommunications networking environments. DynaTraX(TM) has the ability to create a critical and meaningful solution to stop hackers from intruding into networks thereby thwarting cyber-terrorists. DynaTraX(TM) electronically disconnects a hacker, detected by Intrusion Detection Software and reconnects him to a simulated network within 60-90 nanoseconds that allows you to hold and trace him.

                                       ###

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.